Exhibit 99.5
21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

PRESS RELEASE
For Immediate Release
Friday, May 14, 2004

STATER BROS. HOLDINGS INC. ANNOUNCES
TENDER OFFER AND CONSENT SOLICITATION

COLTON, California (May 14, 2004) — Stater Bros. Holdings Inc. (“Stater Bros.” or the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $449,750,000 million aggregate principal amount of 10-3/4% Senior Notes due 2006 (CUSIP No. 857555AH9 and ISIN US857555AH94) (the “Notes”).

     The total consideration to be paid for each $1,000 principal amount of Notes validly tendered in the Offer prior to the Consent Payment Deadline (as defined below) will be equal to the present value as of the price determination date for the Notes of (i) $1,026.875, which is the redemption price applicable to the Notes on August 15, 2004, (the “Redemption Date”), and (ii) the interest that would accrue on the Notes from the date of payment pursuant to the Offer (the “Settlement Date”) up to the Redemption Date, in each case based on the yield to the Redemption Date equal to the reference treasury yield (the “Total Consideration”). In addition, Stater Bros. will pay accrued and unpaid interest from the most recent payment of semi-annual interest preceding the Settlement Date up to, but not including, the Settlement Date for the Notes. The reference treasury yield will be the yield to maturity on the price determination date of the 6% U.S. Treasury Note due August 15, 2004. The price determination date will be 2:00 p.m., New York City time, on May 27, 2004 unless the Company extends the Expiration Time (as defined below), in which case the new price determination date will be the tenth business day immediately preceding the Expiration Time as so extended.

     In connection with the Offer, Stater Bros. is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes. Stater Bros. is offering to make a consent payment of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to 5:00 p.m., New York City time, on May 27, 2004, unless extended (the “Consent Payment Deadline”). The Total Consideration includes the consent payment described above. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

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     As of 2:00 p.m., New York City time, on May 14, 2004, the closing reference treasury yield was 1.042% and, based on such yield, the Total Consideration for the Notes would be $1,043.19, assuming a settlement date of June 14, 2004.

     The Offer is scheduled to expire at midnight, New York City time, on June 11, 2004 (the “Expiration Time”), unless extended or earlier terminated. However, no consent payments will be made in respect of Notes tendered after the Consent Payment Deadline. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Payment Deadline, except in limited circumstances. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

     The offer is subject to the satisfaction of certain conditions including the receipt of financing and the receipt of consents of Holders representing a majority in principal amount of the outstanding Notes. The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated May 14, 2004, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the offer, at (866) 794-2200 (US toll free) and (212) 430-3774 (collect).

     Stater Bros. Holdings Inc. has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the offer. Questions regarding the offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-4813 (collect).

     This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 14, 2004.

Company Information and Forward Looking Statements

     Stater Bros. Holdings Inc., located in Colton, California, is a leading supermarket chain in Southern California and operates 158 supermarkets under the name of Stater Bros. Markets, its wholly owned subsidiary (“Markets”). Markets also owns and operates Santee Dairies. Stater Bros. has grown, primarily by constructing supermarkets in its primary trading areas, through the enlargement of existing supermarkets and through a strategic acquisition in August 1999 of 43 supermarkets in Southern California. Stater Bros.’ supermarkets offer its customers high level customer service and broad selections of grocery, meat, produce, liquor and general merchandise. All of the Stater Bros.’ supermarkets have expanded selections of produce and full service meat departments. Nearly all of the supermarkets have hot service delicatessens and many have bakery departments and fresh seafood counters. Stater Bros. utilizes centralized warehouse and distribution facilities that provide its supermarkets with approximately 77% of the volume of the merchandise they offer for sale. For more information on Stater Bros. Holdings Inc., please visit Stater Bros’ website at http://www.staterbrosmarkets.org.

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in filings made from time to time by Stater Bros. Holdings Inc. with the Securities and Exchange Commission. Stater Bros. Holdings Inc. takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 67 YEARS

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